Exhibit 99.1

Company Contacts
Richard Thompson	Pamela Rembaum
Chief Financial Officer	Director, Investor Relations
(561) 451-1000	(561) 451-1028

Artesyn Reports Fourth Quarter Revenue of $120 Million
And Quarterly Earnings of $0.12 Per Share

Boca Raton, Fla., February 3, 2005 - - Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Sales for the fourth quarter of 2004 were $120.4 million, a 21% increase from the $99.3 million reported in the fourth quarter last year. Net income for the fourth quarter of 2004 was $5.3 million, or $0.12 per share, compared to net income of $1.2 million, or $0.03 per share, for the fourth quarter of 2003.

For the year ended December 31, 2004, Artesyn reported sales of $429.4 million, a 20% increase from fiscal year 2003 revenues of $356.9 million. Net income for fiscal year 2004 was $13.9 million, or $0.34 per share, compared to a net loss of $15.6 million, or $(0.40) per share, for fiscal year 2003.

Total orders received during the fourth quarter of 2004 were $115.3 million, yielding a book-to-bill ratio of 0.96, which is within the Company’s typical range and slightly above last quarter’s ratio. Backlog at the end of the year was $87.0 million with approximately 95% shippable during the first quarter 2005. For the fourth quarter of 2004, Artesyn reported 19 major design wins which Artesyn estimates will realize lifetime revenues of approximately $329 million.  For the year, 82 major design wins were awarded which the Company estimates will generate nearly $700 million of lifetime revenues.

Commenting on the quarter, Artesyn’s Chairman and CEO, Joe O’Donnell noted, “We are pleased with the quarter’s solid results. Demand for power and embedded systems was strong across our IT and wireless end markets. As anticipated, gross margins of 25.8% during the fourth quarter reached our expectations set at the beginning of the year.”

Artesyn’s commitment to investing in new technologies and product development continued during the quarter with more than $10 million spent on R&D. New product announcements included the world’s first 200W, fully regulated non-intermediate bus converter series of quarter-brick DC/DC converters from our Typhoon™ family of products. Additionally, a remotely configurable point-of-load converter with a built-in I2C bus interface was introduced into the market. This converter simplifies set-up and control and enables an open-architecture for digital control.

The Company is an advocate of open architecture systems to support customers seeking ways to improve time to market and streamline their costs and standard platforms. Utilizing open architectures offer the most effective alternatives. Within the power conversion division, Artesyn led the formation, along with a number of power supply and semiconductor companies, of the Power Management Bus (PMBus) coalition. The objective of this group of market leaders is to develop and support a new open communications standard for power systems control within a digital control framework. The protocol is nearing completion and products should be introduced during the first half of 2005. Artesyn’s embedded systems business is also a supporter of open architectures as seen by the significant investments in AdvancedTCA® - the new industry standard for next generation telecommunications equipment.

Turning to the results for fiscal 2004, Mr. O’Donnell commented, “At the beginning of the year, we outlined to our investors objectives for 2004. These objectives were to increase profitability, grow market share, enter new communication market segments and continue our industry leading position in technology. As of year-end, each of the objectives was achieved. Each quarter was profitable and had incremental growth in net earnings and revenue during the year. Top line growth was a result of growing market share at our current customer base, adding new customers and product segments – as in rectifiers, amplifiers and site solutions. Finally, our ongoing commitment to R&D investments of nearly 10% of sales gives our customers the ability to choose from a large breadth of innovative new products. During 2004, a total of 68 new product models were released including 31 POL modules.”

“As fiscal year 2005 begins, we continue to be optimistic in the rebound and growth of our target sectors within communications and look forward to continued growth of our market leading position in both power conversion and embedded systems solutions. We expect revenue growth between 15% and 20% during the year, with the first quarter historically being our slowest quarter of the year, yet still resulting in strong year-over-year growth. We anticipate that gross margins will improve modestly during 2005 and intend to maintain R&D investments near 10% of sales. With cash and short-term investments of $106 million at year-end, we are excited at the growth opportunities for Artesyn during 2005,” concluded Mr. O’Donnell.

Conference Call Information
A conference call will be held at 8:30 a.m. Eastern Time on today’s date to discuss the information in this release. Investors may listen by either calling 800-711-4000 or over the Internet at www.artesyn.com. The webcast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.

About Artesyn Technologies, Inc.
Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, wireless and telecommunications systems. Our products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at www.artesyn.com.

Use of Non-GAAP Financial Measures
To supplement the Company’s financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn’s current operating performance from management’s perspective. These non-GAAP financial measures include EBITDA. This measure is not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided after the written portion of this release.

Cautionary Statement About Forward-Looking Statements
This release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties.  Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. These risks and uncertainties are identified within Artesyn’s periodic filings with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K, filed on March 10, 2004, Forms 10-Q, 8-K and other filings. Some of these risk factors include, but are not limited to, fluctuations in end-market demand, risks associated with consolidating our global manufacturing operations and production in foreign locations, ability to meet increasing technology demands, market acceptance of existing and new products, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products uncompetitive or obsolete, and changes in accounting practices and policies including expensing of share-based compensation.  Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review such filings, which are readily available at no charge on a number of commercial web sites including www.sec.gov and at www.freeEDGAR.com.

Artesyn Technologies, Inc.
Financial Highlights
(In Thousands Except per Share Data)
(Unaudited)

	Quarter Ended		Fiscal Year Ended

	Dec. 31, 2004	Dec. 26, 2003	Dec. 31, 2004	Dec. 26, 2003

Orders	$115,331	$106,984	$429,661	$370,881

Sales
Power Conversion	96,573	87,392	354,625	314,412
Communications Products	23,793	11,945	74,764	42,459

Total	120,366	99,337	429,389	356,871
Operating income (loss)	8,002	2,706	22,640	(9,584)
Depreciation and amortization	5,726	5,441	22,275	22,937

EBITDA	13,728	8,147	44,915	13,353

Net Income (Loss)	$5,268	$1,236	$13,873	$(15,622)

Earnings (Loss) Per Share - Diluted	$0.12	$0.03	$0.34	$(0.40)

Artesyn Technologies, Inc.
Condensed Consolidated Statements of Operations
(In Thousands Except per Share Data)
(Unaudited)

	Quarter Ended		Year Ended

	Dec 31, 2004	Dec 26, 2003	Dec 31, 2004	Dec 26, 2003

Sales	$120,366	$99,337	$429,389	$356,871
Cost of Sales	89,314	77,057	319,757	287,617

Gross Profit	31,052	22,280	109,632	69,254

Operating Expenses
Selling, general and administrative	12,678	10,067	45,851	38,898
Research and development	10,372	8,932	41,141	34,329
Restructuring and other charges	—	575	—	5,611

Total Operating Expenses	23,050	19,574	86,992	78,838

Operating Income (Loss)	8,002	2,706	22,640	(9,584)
Debt Extinguishment Expense	—	—	—	(3,723)
Interest Expense, Net	(1,312)	(1,301)	(5,004)	(4,469)

Income (Loss) Before Income Taxes	6,690	1,405	17,636	(17,776)
Provision (Benefit) for Income Taxes	1,422	169	3,763	(2,154)

Net Income (Loss)	$5,268	$1,236	$13,873	$(15,622)

Earnings (Loss) Per Share
Basic	$0.13	$0.03	$0.35	$(0.40)

Diluted	$0.12	$0.03	$0.34	$(0.40)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	39,270	38,744	39,093	38,678
Diluted	51,403	39,522	51,140	38,678

Artesyn Technologies, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2004	December 26, 2003

ASSETS
Current Assets
Cash and equivalents	$84,811	$94,215
Investments	21,125	—
Accounts receivable, net	61,352	54,196
Inventories, net	50,320	44,047
Prepaid expenses and other current assets	1,380	2,753
Deferred income taxes, net	9,137	11,526

Total current assets	228,125	206,737

Property, Plant & Equipment, Net	66,124	64,210

Other Assets
Goodwill	22,107	20,806
Deferred income taxes	4,155	19,211
Other assets	21,128	5,712

Total other assets	47,390	45,729

Total Assets	$341,639	$316,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$54,958	$47,994
Accrued and other current liabilities	52,838	49,224

Total current liabilities	107,796	97,218

Long-Term Liabilities
Convertible subordinated debt	90,000	90,000
Deferred income taxes	5,598	5,693
Other long-term liabilities	4,269	9,728

Total long-term liabilities	99,867	105,421

Total liabilities	207,663	202,639
Shareholders’ Equity	133,976	114,037

Total Liabilities and Shareholders’ Equity	$341,639	$316,676